SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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 ............................Real-Equity Partners...............................
                (Name of registrant as specified in its charter)

 ...............................................................................
     (Name of person(s) filing proxy statement if other than the registrant)

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                              REAL-EQUITY PARTNERS
                             9090 Wilshire Boulevard
                         Beverly Hills, California 90211




January 13, 1999


                               IMPORTANT REMINDER


DEAR UNITHOLDER:

Your vote has not yet been received in the consent solicitation regarding the sale of the five real estate properties owned by REAL-Equity Partners to JH Real Estate Partners, Inc. and American Apartment Communities III, L.P. Your vote is important. If you have not already done so, we urge you to sign and date the enclosed consent card and return it today.

You may mail your consent in the enclosed postage paid envelope or fax your vote back to the partnership's transfer agent and tabulator, Gemisys, at (303) 705-6171.

Several points to bear in mind when reviewing the consent materials:

o As detailed in the Consent Solicitation Statement previously sent to you, the Sale is expected to result in a $557 cash distribution to the Limited Partners. If a Limited Partner has not used any of the passive activity losses allocated to such Limited Partner, such Limited Partner is expected to realize a net distribution of $520 per unit in excess of any federal and state taxes, subject to certain assumptions. If a Limited Partner has no suspended losses to carry forward, such Limited Partner is expected to realize a net distribution $388 per Unit. The Limited Partners are encouraged to discuss the consequences of consenting to the Sale with their own tax advisors.

o Robert A. Stanger & Co., Inc. an independent, nationally recognized real estate investment banking firm, has concluded, subject to the assumptions, qualifications and limitations contained in its opinion and detailed in the Consent Solicitation Statement, that the Purchase Price is fair from a financial point of view to the Limited Partners.

o The Managing General Partner believes that the Purchase Price for the Properties is fair to the Limited Partners and, based on its experience in the real estate industry, believes that it represents a higher price than the Partnership would be likely to receive in the current real estate market.

Complete information regarding the sale of the Properties is contained in the Consent Solicitation

Statement previously sent to you. If you need another copy of the Consent Solicitation Statement or have any questions, please contact MacKenzie Partners, Inc., which is assisting us with the solicitation of consents, at (800) 322-2885 toll-free or (212) 929-5500 collect.

Very truly yours,

National Partnership Investments Corp.